Nicor Inc.
                                                                        Form 8-K
                                                                    Exhibit 99.1

NEWS RELEASE


FOR IMMEDIATE RELEASE         FOR MORE INFORMATION
April 27, 2004                Contact:  Mark Knox, re: N-914
                                        630 305-9500, ext. 2529

NICOR ANNOUNCES INSURANCE SETTLEMENT

Naperville, IL - Nicor Inc. (NYSE: GAS) today announced that one of its Directors and Officers (D&O) insurance carriers has agreed to pay $29 million to a third party escrow agent on behalf of the company and its insured directors and officers. The $29 million is to be used to satisfy company directors' and officers' liabilities and expenses associated with claims asserted against them in a securities class action, a shareholder derivative action, or related matters, with any remaining balance to be paid to the company. As amounts ultimately payable to the company from escrow are not presently determinable, recognition of any benefit to the company of the insurance settlement is being deferred. The company also continues to seek recovery from its other D&O insurance carrier for additional amounts in connection with the same matters.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.
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Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the expectations of Nicor Inc., its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review and SEC investigation, and undue reliance should not be placed on such statements. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and other fuel prices; fair value accounting adjustments; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; Caribbean tourism; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.